SOUTHERN UNION COMPANY AND SUBSIDIARIES

               COMPUTATION OF PER SHARE EARNINGS       Exhibit 11


                         Three Months Ended   Twelve Months Ended
                            September 30,        September 30,
                         ------------------   -------------------
                           1997      1996       1997       1996
                         --------  --------   --------   --------
                           (in thousands of dollars, except per
                                     share amounts)


Net earnings (loss)
 available for common
 stock................   $ (4,909) $ (5,405)  $ 19,529   $ 21,032
                         ========  ========   ========   ========

Primary earnings per
 share:
  Average shares
   outstanding........     17,122    17,035     17,093     17,016
  Common stock
   equivalents........       --        --          674        606
                         --------  --------   --------   --------
  Average shares
   outstanding........     17,122    17,035     17,767     17,622
                         ========  ========   ========   ========

  Primary earnings
   (loss) per share...   $   (.29) $   (.32)  $   1.10   $   1.19
                         ========  ========   ========   ========

Fully diluted
 earnings per share:
  Average shares
   outstanding........     17,122    17,035     17,093     17,016
  Common stock
   equivalents........       --        --          682        648
                         --------  --------   --------   --------
  Average shares
   outstanding........     17,122    17,035     17,775     17,664
                         ========  ========   ========   ========

  Fully diluted
   earnings (loss)
   per share..........   $   (.29) $   (.32)  $   1.10   $   1.19
                         ========  ========   ========   ========


--------------------------

NOTE: All periods have been adjusted for the 5% stock dividend distributed on December 10, 1996.

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